Norman Krivosha                               Ameritas Life Insurance Corp. Logo
Executive Vice President
Secretary and Corporate General Counsel
________________________________________________________________________________
            One Ameritas Way/P.O. Box 81889/Lincoln, NE 68501-1889/(402)467-7176


April 3, 1998

Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 82550
Lincoln, Nebraska  68501

Gentlemen:

With reference to the Post-Effective Amendment No. 20 on Form S-6 filed by Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company Separate Account V with the Securities & Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable life policies.

2. Ameritas Variable Life Insurance Company Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

3. The flexible premium variable life policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 20 to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,


/s/Norman Krivosha

Norman Krivosha
Secretary and General Counsel